Exhibit 99.2

THE SHAW GROUP INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended November 30,
	2012	2011
Revenues	$1,369,204	$1,517,603
Cost of revenues	1,254,338	1,397,661

Gross profit	114,866	119,942

Selling, general and administrative expenses	63,699	69,477

Operating income	51,167	50,465

Interest expense	(1,731)	(1,652)
Interest expense on Japanese Yen-denominated bonds including accretion and amortization	(9,891)	(10,410)
Interest income	1,634	2,152
Foreign currency transaction gains (losses) on Japanese Yen-denominated bonds, net	67,828	25,165
Other foreign currency transaction gains (losses), net	(341)	2,194
Other income (expense), net	1,048	468

Income (loss) before income taxes and earnings (losses) from unconsolidated entities	109,714	68,382

Provision (benefit) for income taxes	41,795	24,928

Income (loss) before earnings (losses) from unconsolidated entities	67,919	43,454

Income from 20% Investment in Westinghouse, net of income taxes	4,245	5,266
Earnings (losses) from unconsolidated entities, net of income taxes	(1,252)	1,687

Net income (loss)	70,912	50,407

Less: Net income (loss) attributable to noncontrolling interests	1,143	1,163

Net income (loss) attributable to Shaw	$69,769	$49,244

Net income (loss) attributable to Shaw per common share:
Basic	$1.05	$0.69

Diluted	$1.03	$0.68

Weighted average shares outstanding:
Basic	66,504	71,341
Diluted	67,932	72,485

See accompanying notes to consolidated financial statements.

THE SHAW GROUP INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Three Months Ended November 30,
	2012	2011
Net income (loss)	$70,912	$50,407
Currency translation adjustment, net gain (loss) arising during period	(1,205)	(11,736)
Equity in unconsolidated entities’ other comprehensive income (loss), net of Shaw’s tax of ($8,124) and $3,957	12,868	(6,321)
Net derivatives gain (loss) on hedge transactions, net of tax of ($2,707) and ($2,979)	4,288	4,758
Defined benefit plans
Change in unrecognized net actuarial pension gains (losses)	370	783
Change in unrecognized net prior service pension costs	—	11
Income taxes on unrecognized defined benefit plans	(85)	(196)

Total	285	598
Unrealized gain (loss) on available for sale securities, net of tax of $46 and $11	(73)	(17)

Comprehensive income (loss)	87,075	37,689

Less: Comprehensive income (loss) attributable to noncontrolling interests	1,143	1,163

Comprehensive income (loss) attributable to Shaw	$85,932	$36,526

See accompanying notes to consolidated financial statements.

THE SHAW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	November 30, 2012 (Unaudited)	August 31, 2012
ASSETS
Current assets:
Cash and cash equivalents ($74.6 million and $92.2 million related to variable interest entities (VIEs))	$941,431	$1,091,883
Restricted and escrowed cash and cash equivalents	12,985	9,187
Short-term investments ($3.0 million and $3.0 million related to VIEs)	255,591	296,732
Restricted short-term investments	19,882	24,161
Accounts receivable, including retainage, net ($45.9 million and $22.7 million related to VIEs)	473,372	416,489
Inventories	277,618	273,784
Costs and estimated earnings in excess of billings on uncompleted contracts, including claims	446,154	492,563
Deferred income taxes	296,447	351,494
Investment in Westinghouse	996,211	968,296
Prepaid expenses and other current assets	69,379	55,837

Total current assets	3,789,070	3,980,426

Investments in and advances to unconsolidated entities, joint ventures and limited partnerships	4,861	6,160
Property and equipment, net of accumulated depreciation of $390.3 million and $376.3 million	504,803	511,677
Goodwill	404,659	404,456
Intangible assets	2,770	2,939
Deferred income taxes	5,153	5,308
Other assets	81,264	96,487

Total assets	$4,792,580	$5,007,453

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$592,856	$683,645
Accrued salaries, wages and benefits	115,038	127,960
Other accrued liabilities	173,021	205,279
Advanced billings and billings in excess of costs and estimated earnings on uncompleted contracts	1,125,461	1,223,991
Japanese Yen-denominated bonds secured by Investment in Westinghouse	1,570,976	1,640,497
Interest rate swap contract on Japanese Yen-denominated bonds	6,375	13,370
Short-term debt and current maturities of long-term debt	10,140	10,416

Total current liabilities	3,593,867	3,905,158

Long-term debt, less current maturities	5,189	5,271
Deferred income taxes	58,444	49,887
Other liabilities	52,565	54,656

Total liabilities	3,710,065	4,014,972

Contingencies and commitments (Note 12)

Shaw shareholders’ equity:
Preferred stock, no par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value, 200,000,000 shares authorized; 93,227,119 and 93,016,409 shares issued, respectively; and 66,635,878 and 66,425,168 shares outstanding, respectively	1,362,464	1,355,235
Retained earnings	597,140	527,371
Accumulated other comprehensive loss	(123,198)	(139,361)
Treasury stock, 26,591,241 and 26,591,241 shares, respectively	(791,868)	(791,868)

Total Shaw shareholders’ equity	1,044,538	951,377
Noncontrolling interests	37,977	41,104

Total equity	1,082,515	992,481

Total liabilities and equity	$4,792,580	$5,007,453

See accompanying notes to consolidated financial statements.

THE SHAW GROUP INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands, except share amounts)

	2012		2011
	Shares	Amount	Shares	Amount

Preferred stock	—	$—	—	$—

Common stock
Balance September 1	93,016,409	$1,355,235	91,711,102	$1,321,278
Exercise of stock options	127,768	2,983	30,040	519
Shares exchanged for taxes on stock based compensation	(44,206)	(1,945)	(2,264)	(50)
Tax benefit on stock based compensation		1,427	—	37
Stock-based compensation	127,148	4,764	7,390	8,157

Balance November 30	93,227,119	$1,362,464	91,746,268	$1,329,941

Retained earnings
Balance September 1		$527,371		$328,455
Net income (loss) attributable to Shaw		69,769		49,244

Balance November 30		$597,140		$377,699

Accumulated other comprehensive income (loss)
Currency translation adjustment
Balance September 1		$(26,159)		$(3,652)
Change during year		(1,205)		(11,736)

Balance November 30		$(27,364)		$(15,388)
Equity in unconsolidated entities’ pre-tax and other comprehensive income (loss), net of Shaw’s tax
Balance September 1		$(68,777)		$(50,724)
Change during year		12,868		(6,321)

Balance November 30		$(55,909)		$(57,045)
Unrealized gain (loss) on hedging activities
Balance September 1		$(8,167)		$(16,558)
Change during year		4,288		4,758

Balance November 30		$(3,879)		$(11,800)
Unrealized net holding gain (loss) on securities
Balance September 1		$(24)		$(50)
Change during year		(73)		(17)

Balance November 30		$(97)		$(67)
Pension and other postretirement benefit plans
Balance September 1		$(36,234)		$(33,938)
Change during year		285		598

Balance November 30		$(35,949)		$(33,340)

Balance November 30		$(123,198)		$(117,640)

Treasury stock at cost
Balance September 1	(26,591,241)	$(791,868)	(20,404,720)	$(639,704)
Purchases under repurchase plans	—	—	—	—
Shares exchanged for taxes on stock-based compensation	—	—	(954)	(21)

Balance November 30	(26,591,241)	$(791,868)	(20,405,674)	$(639,725)

Total Shaw shareholders’ equity at November 30		$1,044,538		$950,275

Noncontrolling interests
Balance September 1		$41,104		$32,147
Net income (loss)		1,143		1,163
Distributions to noncontrolling interests		(4,270)		(900)
Contributions from noncontrolling interests		—		3,075
Adjustment for deconsolidation of VIE(s)		—		—

Balance November 30		$37,977		$35,485

Total equity at November 30		$1,082,515		$985,760

See accompanying notes to consolidated financial statements.

THE SHAW GROUP INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended November 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$70,912	$50,407
Adjustments to reconcile net gain (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	16,859	18,501
(Benefit from) provision for deferred income taxes	49,505	17,009
Stock-based compensation expense	11,653	9,870
(Earnings) losses from unconsolidated entities, net of taxes	(2,993)	(6,953)
Distributions from unconsolidated entities	832	2,128
Taxes paid upon net-share settlement of equity awards	(1,945)	(50)
Excess tax benefits from stock based compensation	(1,423)	(112)
Foreign currency transaction (gains) losses, net	(67,487)	(27,359)
Other noncash Items	281	995
Changes in assets and liabilities, net of effects of acquisitions and consolidation of variable interest entities:
(Increase) decrease in accounts receivables	(59,182)	36,658
(Increase) decrease in costs and estimated earnings in excess of billings on uncompleted contracts, including claims	45,260	12,501
(Increase) decrease in inventories	(3,931)	(18,912)
(Increase) decrease in other current assets	(1,110)	25,972
Increase (decrease) in accounts payable	(93,075)	(78,155)
Increase (decrease) in accrued liabilities	(52,357)	(44,724)
Increase (decrease) in advanced billings and billings in excess of costs and estimated earnings on uncompleted contracts	(98,589)	(128,628)
Net change in other assets and liabilities	3,079	(10,044)

Net cash provided by (used in) operating activities	$(183,711)	$(140,896)

Cash flows from investing activities:
Purchases of property and equipment	(10,062)	(24,307)
Proceeds from sale of businesses and assets, net of cash surrendered	772	1,599
Investment(s) in unconsolidated subs	(1,529)	—
Cash deposited into restricted and escrowed cash	(8,556)	(10,010)
Cash withdrawn from restricted and escrowed cash	9,188	17,608
Purchases of short-term investments	(129)	(75,104)
Proceeds from sale and redemption of short-term investments	41,010	58,003
Purchases from sale of restricted short term investments	(19)	—
Proceeds from sale of restricted short term investments	—	138,851

Net cash provided by (used in) investing activities	$30,675	$106,640

Cash flows from financing activities:

Purchase of treasury stock	—	(21)
Repayment of debt and capital leases	(104)	(85)
Payment of deferred financing costs	—	(16)
Issuance of common stock	2,983	519
Excess tax benefits from exercise of stock options and vesting of restricted stock	1,423	112
Contributions received from noncontrolling interest	—	3,075
Distributions paid to noncontrolling interest	(4,270)	(900)

Net cash provided by (used in) financing activities	$32	$2,684

Effects of foreign exchange rate changes on cash	2,552	(5,462)

Net change in cash and cash equivalents	$(150,452)	$(37,034)

Cash and cash equivalents — beginning of period	$1,091,883	$674,080

Cash and cash equivalents — end of period	$941,431	$637,046

See accompanying notes to consolidated financial statements

THE SHAW GROUP INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Business and Summary of Significant Accounting Policies

The Shaw Group Inc. (a Louisiana corporation) and its wholly owned and majority owned subsidiaries (collectively referred to herein as Shaw, the Company, we, us or our) is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation and facilities management services to a diverse client base that includes multinational and national oil companies and industrial corporations, regulated utilities, and U.S. Government agencies. We have developed and acquired significant intellectual property, including induction pipe bending technology and environmental decontamination technologies. We believe our technologies provide an advantage and will help us to compete on a longer-term basis with lower cost competitors from developing countries that are likely to emerge.

Our reportable segments are Power; Plant Services; Environmental & Infrastructure (E&I); Energy and Chemicals (E&C); Fabrication and Manufacturing (F&M); Investment in Westinghouse; and Corporate. See Note 17 — Business Segments for further discussion.

We have evaluated events and transactions occurring after the balance sheet date but before the financial statements were issued and have included the appropriate disclosures in this Quarterly Report on Form 10-Q (Form 10-Q).

Basis of Presentation and Preparation

The accompanying consolidated financial statements include the accounts of The Shaw Group Inc., its wholly-owned and majority owned subsidiaries and any variable interest entities (VIEs) of which we are the primary beneficiary (See Note 7 — Equity Method Investments and Variable Interest Entities). When we do not have a controlling interest in an entity but exert a significant influence over the entity, we apply the equity method of accounting. The cost method is used when we do not have the ability to exert significant influence. All significant intercompany balances and transactions have been eliminated in consolidation.

The financial statements as of November 30, 2012 and for the three month periods ended November 30, 2012 and 2011, are unaudited. The consolidated balance sheet as of August 31, 2012, was derived from the audited balance sheet filed in our Annual Report on Form 10-K for the fiscal year ended August 31, 2012 (2012 Form 10-K). In management’s opinion, all adjustments necessary for a fair presentation of the Company’s consolidated financial statements for the interim and prior period results have been made. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included in our 2012 Form 10-K.

The unaudited interim consolidated financial statements were prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. The preparation of these Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Areas requiring significant estimates by our management include the following:

•	contract revenues, costs and profits and the application of percentage-of-completion method of accounting;

•	provisions for uncollectible receivables and client claims and recoveries of costs from subcontractors, vendors and others;

•	recoverability of inventories and application of lower of cost or market accounting;

•	provisions for income taxes and related valuation allowances and tax uncertainties;

•	recoverability of goodwill;

•	recoverability of other intangibles and long-lived assets and related estimated lives;

•	recoverability of equity method investments;

•	valuation of defined benefit pension plans;

•	accruals for estimated liabilities, including litigation and insurance accruals;

•	consolidation of variable interest entities; and

•	valuation of stock-based compensation.

Actual results could differ materially from those estimates, and the foregoing interim results are not necessarily indicative of results for any other interim period or for the full fiscal year ending August 31, 2013.

The length of our contracts varies but is typically longer than one year in duration. Consistent with industry practice, assets and liabilities are classified as current under the operating cycle concept whereby all contract-related items are regarded as current regardless of whether cash will be received or paid within a 12-month period. Assets and liabilities classified as current that may not be paid or received in cash within the next 12 months include restricted cash, retainage receivable, cost and estimated earnings in excess of billing on uncompleted contracts (including claims receivable), retainage payable and advance billings and billings in excess of costs and estimated earnings on uncompleted contracts.

On August 31, 2012, we completed our divestiture of substantially all of the business of the E&C segment to Technip S.A. (the “E&C Sale”). The financial statements for the three month period ended November 30, 2011 include operations that were sold in the E&C Sale, whereas the financial statements as of and for the three month period ended November 30, 2012 and the consolidated balance sheet as of August 31, 2012 do not include these sold operations.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Marketable Securities

We categorize our marketable securities as either trading securities or available-for-sale. These investments are recorded at fair value and are classified as short-term investments in the accompanying consolidated balance sheets. Investments are made based on the Company’s investment policy and restrictions contained in our Facility, which specifies eligible investments and credit quality requirements.

Trading securities consist of investments held in trust to satisfy obligations under our deferred compensation plans and investments in certain equity securities. The changes in fair values on trading securities are recorded as a component of net income (loss) in other income (expense), net.

Available-for-sale securities consist of mutual funds, foreign government and foreign government guaranteed securities, corporate bonds and certificates of deposit at major banks. The changes in fair values, net of applicable taxes, on available-for-sale securities are recorded as unrealized net holding gain (loss) on securities as a component of accumulated other comprehensive income (loss) in shareholders’ equity. When, in the opinion of management, a decline in the fair value of an investment below its cost or amortized cost is considered to be other-than-temporary, the investment’s cost or amortized cost is written-down to its fair value and the amount written-down is recorded in the statement of operations in other income (expense), net. In addition to other relevant factors, management considers the decline in the fair value of an investment to be other-than-temporary if the market value of the investment remains below cost by a significant amount for a period of time, in which case a write-down may be necessary. The amount of any write-down is determined by the difference between cost or amortized cost of the investment and its fair value at the time the other-than-temporary decline is identified.

Recently Adopted Accounting Pronouncement

In June 2011, the FASB issued ASU 2011-05 — Comprehensive Income (Topic 220): Presentation of Comprehensive Income. ASU 2011-05 provides an entity the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 also required an entity to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. However, in December 2011, the FASB issued ASU 2011-12 — Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which effectively deferred the ASU 2011-05 requirements related to the presentation of reclassification adjustments. We adopted ASU 2011-05 and ASU 2011-12 effective September 1, 2012. The adoption of ASU 2011-05 and ASU 2011-12 did not have an impact on our consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08 — Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. ASU 2011-08 provides an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is not required. We adopted ASU 2011-08 effective September 1, 2012. The adoption of ASU 2011-08 did not have an impact on our consolidated financial statements.

In July 2012, the FASB issued ASU 2012-02 — Intangibles — Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. ASU 2012-02 provides an entity the option to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. If an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with Subtopic 350-30. We adopted ASU 2012-02 effective September 1, 2012. The adoption of ASU 2012-02 did not have a material impact on our consolidated financial statements.

Proposed Transaction Agreement

On July 30, 2012, we announced that we signed a Transaction Agreement with Chicago Bridge & Iron Company N.V. (CB&I) under which CB&I will acquire us in a cash and stock transaction valued at approximately $3.3 billion based on the trading price of CB&I common stock as of December 20, 2012 (Transaction Agreement). Under the terms of the Transaction Agreement, CB&I will acquire Shaw for $41.00 in cash and 0.12883 shares of CB&I common stock for each common share of Shaw stock owned.

We currently expect to complete the Transaction during the first quarter of calendar 2013. The CB&I shareholders approved the Transaction on December 18, 2012 and our shareholders approved the Transaction on December 21, 2012. The Transaction is also subject to a pending regulatory approval.

The Transaction is also subject to a number of additional conditions, including, but not limited to, the consummation of the sale to Technip S.A. of substantially all of the E&C business, which was completed on August 31, 2012; the valid exercise of the Westinghouse Put Options, which were exercised on October 6, 2012; our possession of at least $800 million of unrestricted cash (as “Unrestricted Cash” is defined in the Transaction Agreement), as of the closing date; EBITDA ( “Company EBITDA” as defined in the Transaction Agreement) for the period of four consecutive fiscal quarters ending prior to the closing date of the Transaction of not less than $200 million; and net indebtedness for borrowed money (“Net Indebtedness for Borrowed Money” as defined in the Transaction Agreement) not exceeding $100 million as of the closing date of the Transaction.

Following our announcement of the signed Transaction Agreement, several shareholders filed purported class action lawsuits against Shaw, its directors, CB&I, and in some cases, against CB&I’s acquisition subsidiary. See Note 12 — Contingencies and Commitments for additional information.

Note 2 — Cash, Cash Equivalents and Short-term Investments

All short-term investments consist of highly liquid investments which can be promptly converted to cash or cash equivalents, without restriction. Our major types of investments are as follows:

Money market mutual funds — We invest in money market funds that seek to maintain a stable net asset value of $1 per share, while limiting overall exposure to credit, market and liquidity risks.

Certificates of deposit — Certificates of deposit are short-term interest-bearing debt instruments issued by various financial institutions with which we have an established banking relationship.

Bond mutual funds — We invest in publicly traded and valued bond funds.

Corporate bonds — We evaluate our corporate debt securities based on a variety of factors including, but not limited to, the credit rating of the issuer. Our corporate debt securities are publicly traded debt rated at least A/A2 or better by S&P and/or Moody’s, respectively, with maturities up to two years at the time of purchase. Any losses in this category are primarily due to market liquidity.

At November 30, 2012, the components of our cash, cash equivalents and short-term investments were as follows (in thousands):

					Balance Sheet Classifications
	Cost Basis	Unrealized Gain	Unrealized (Loss)	Recorded Basis	Cash and Cash Equivalents	Short-term Investments

Cash	$799,108	$—	$—	$799,108	$799,107	$—
Money market mutual funds	63,327	—	—	63,327	63,327	—
Certificates of deposit	293,200	—	(690)	292,510	78,997	213,514
Available-for-sale securities:
Bond mutual funds	20,863	—	(237)	20,626	—	20,626
Corporate bonds	21,366	86	(1)	21,451	—	21,451

Total	$1,197,864	$86	$(928)	$1,197,022	$941,431	$255,591

At August 31, 2012, the components of our cash, cash equivalents and short-term investments were as follows (in thousands):

					Balance Sheet Classifications
	Cost Basis	Unrealized Gain	Unrealized (Loss)	Recorded Basis	Cash and Cash Equivalents	Short-term Investments

Cash	$932,628	$—	$—	$932,628	$932,628	$—
Money market mutual funds	154,982	—	—	154,982	154,982	—
Certificates of deposit	257,766	—	—	257,766	4,273	253,493
Available-for-sale securities:
Bond mutual funds	20,734	—	(69)	20,665	—	20,665
Corporate bonds	22,537	46	(9)	22,574	—	22,574

Total	$1,388,647	$46	$(78)	$1,388,615	$1,091,883	$296,732

Gross realized gains and losses from sales of available-for-sale securities are determined using the specific identification method and are included in other income (expense), net. During the three months ended November 30, 2012 and 2011, the proceeds and realized gains and losses were as follows (in thousands):

	2012	2011
Proceeds	$1,010	$5,617
Realized gains	$10	$1
Realized losses	$—	$—

There were no transfers of securities between available-for-sale and trading classifications during the three months ending November 30, 2012.

We evaluate whether unrealized losses on investments in securities are other-than-temporary, and if we believe the unrealized losses are other-than-temporary, we record an impairment charge. There were no other-than-temporary impairment losses recognized during the three months ended November 30, 2012 or 2011.

At November 30, 2012, maturities of corporate bonds classified as available-for-sale were as follows (in thousands):

	Cost Basis	Estimated Fair Value
Due in one year or less	$12,144	$12,161
Due in one to two years	9,222	9,290

Total	$21,366	$21,451

Note 3 — Restricted and Escrowed Cash and Cash Equivalents and Restricted Short-term Investments

At November 30, 2012, the components of our restricted and escrowed cash and cash equivalents and restricted short-term investments were as follows (in thousands):

			Balance Sheet Classification
	Recorded Basis	Holding Period (Loss)	Restricted and Escrowed Cash and Cash Equivalents	Restricted Short-term Investments
Cash	$2,573	$—	$2,573	$—
Money market mutual funds	10,412	—	10,412	—
Trading securities:
Stock and bond mutual funds	8,582	607	—	8,582
U.S. government and agency securities	600	(17)	—	600
Corporate bonds	10,700	(453)	—	10,700

Total	$32,867	$137	$12,985	$19,882

At August 31, 2012, the components of our restricted and escrowed cash and cash equivalents and restricted short-term investments were as follows (in thousands):

			Balance Sheet Classification
	Recorded Basis	Holding Period (Loss)	Restricted and Escrowed Cash and Cash Equivalents	Restricted Short-term Investments
Cash	$3,259	$—	$3,259	$—
Money market mutual funds	5,928	—	5,928	—
Certificates of deposit	—	—	—	—
Trading securities:
Stock and bond mutual funds	9,506	692	—	9,506
U.S. government and agency securities	603	(14)	—	603
Corporate bonds	14,052	(529)	—	14,052

Total	$33,348	$149	$9,187	$24,161

Our restricted and escrowed cash and cash equivalents and restricted short-term investments were restricted for the following (in thousands):

	November 30, 2012	August 31, 2012
Contractually required by projects	$996	$1,628
Voluntarily used to secure letters of credit	—	—
Secure contingent obligations in lieu of letters of credit	—	—
Assets held in trust and other	31,871	31,720

Total	$32,867	$33,348

We may voluntarily cash collateralize certain letters of credit if the bank fees avoided on those letters of credit exceed the return on other investment opportunities, as we have done so in prior years. However, we had no such collateralization as of November 30, 2012 and August 31, 2012.

Note 4 — Fair Value Measurements

We follow the authoritative guidance set forth in ASC 820 — Fair Value Measurements and Disclosures, for fair value measurements relating to financial and nonfinancial assets and liabilities, including presentation of required disclosures in our consolidated financial statements. This guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance also establishes a fair value hierarchy, which requires maximizing the use of observable inputs when measuring fair value.

The three levels of inputs that may be used are:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Significant unobservable inputs that are not corroborated by market data.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

At November 30, 2012, our financial assets and liabilities measured at fair value on a recurring basis were as follows (in thousands):

		Fair Value Measurements Using
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Assets:

Short-term and Restricted Short-term Investments
Certificates of deposit	$213,514	$—	$213,514	$—
Stock and bond mutual funds (a)	29,208	29,208	—	—
U.S. government and agency securities	600	—	600	—
Corporate bonds	32,151	—	32,151	—

Total	$275,473	$29,208	$246,265	$—

Liabilities:

Interest rate swap contract	$6,375	$—	$6,375	$—

Derivatives Not Designated as Hedging Instruments:
Other Current Assets
Foreign currency forward assets	$401	$—	$401	$—
Other Accrued Liabilities
Foreign currency forward liabilities	$1	$—	$1	$—

(a)	This class includes investments in a mutual fund that invests at least 80% of its assets in short-term bonds issued or guaranteed by U.S. government agencies and instrumentalities.

At August 31, 2012, our financial assets and liabilities measured at fair value on a recurring basis were as follows (in thousands):

		Fair Value Measurements Using
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Assets:

Short-term and Restricted Short-term Investments
Certificates of deposit	$253,493	$—	$253,493	$—
Stock and bond mutual funds (a)	30,171	30,171	—	—
U.S. government and agency securities	603	—	603	—
Corporate bonds	36,626	—	36,626	—

Total	$320,893	$30,171	$290,722	$—

Liabilities:

Interest rate swap contract	$13,370	$—	$13,370	$—

Derivatives Not Designated as Hedging Instruments:
Other Current Assets
Foreign currency forward assets	$1,482	$—	$1,482	$—
Other Accrued Liabilities
Foreign currency forward liabilities	$158	$—	$158	$—

(a)	This class includes investments in a mutual fund that invests at least 80% of its assets in short-term bonds issued or guaranteed by U.S. government agencies and instrumentalities.

The following are the primary valuation methodologies used for valuing our short-term and restricted short-term investments:

•

Corporate bonds and U.S. government and agency securities: Valued at quoted prices in markets that are not active, broker dealer quotations or other methods by which all significant inputs are observable, either directly or indirectly.

•	Stock and bond mutual funds: Valued at the net asset value of shares held at period end as quoted in the active market. These mutual funds contain no unusual terms or trade restrictions.

We value the interest rate swap liability utilizing a discounted cash flow model that takes into consideration forward interest rates observable in the market and the counterparty’s credit risk. Our counterparty to this instrument is a major U.S. bank. As discussed in Note 9 — Debt and Revolving Lines of Credit, we designated the swap as a hedge against changes in cash flows attributable to changes in the benchmark interest rate related to our Westinghouse Bonds.

We manage our transaction exchange exposures with foreign currency derivative instruments denominated in our major currencies, which are generally the currencies of the countries in which we conduct the majority of our international business. We utilize derivative instruments such as forward contracts to manage forecasted cash flows denominated in foreign currencies generally related to engineering and construction projects. Our counterparties to these instruments are major U.S. banks. These currency derivative instruments are carried on the consolidated balance sheet at fair value and are based upon market observable forward exchange rates and forward interest rates.

We value derivative assets by discounting future cash flows based on currency forward rates. The discount rate used for valuing derivative assets incorporates counterparty credit risk, as well as our cost of capital. Derivative liabilities are valued using a discount rate that incorporates our credit risk.

See Note 2 — Cash, Cash Equivalents and Short-term Investments and Note 3 — Restricted and Escrowed Cash and Cash Equivalents and Restricted Short-term Investments for additional information regarding our major categories of investments.

See Note 8 — Goodwill and Other Intangibles for information regarding assets measured at fair value on a non-recurring basis.

Effects of Derivative Instruments on Income and Other Comprehensive Income

Gains and losses related to derivative instruments have been recognized as follows (in millions):

		November 30,
	Location of Gain (Loss) Recognized in Income on Derivatives	2012	2011
Derivatives Designated as Hedging Instruments:
Interest rate swap contract	Other comprehensive income (loss)	$4.3	$4.8
Derivatives Not Designated as Hedging Instruments:
Foreign currency forward contracts	Other foreign currency transactions gains (losses), net	$(0.4)	$(2.7)

Note 5 — Accounts Receivable, Concentrations of Credit Risk and Inventories

Accounts Receivable

Our accounts receivable, including retainage, net, were as follows (in thousands):

	November 30, 2012	August 31, 2012
Trade accounts receivable, net	$458,432	$405,061
Unbilled accounts receivable	7,701	821
Retainage	7,239	10,607

Total accounts receivable, including retainage, net	$473,372	$416,489

Analysis of the change in the allowance for doubtful accounts follows (in thousands):

2012
Beginning balance, September 1	$16,804
Increased provision	2,560
Write offs	(1,652)
Recovery	(204)
Other	(109)

Ending balance, November 30	$17,399

Included in our trade accounts receivable, net at November 30, 2012 and August 31, 2012, were approximately $9.0 million of outstanding invoices due from a local government entity resulting from revenues earned in providing disaster relief, emergency response and recovery services. The local government entity challenged the appropriateness of our invoiced amounts, but recently we reached an agreement with the entity that, if the terms are met, will resolve the collection of outstanding invoices and the litigation. Pursuant to this agreement, the local government entity has submitted a request for federal funding necessary to satisfy the net outstanding accounts receivable amount. While the terms of the agreement are in place, the litigation with the government entity has been stayed for up to nine months. The amounts we ultimately collect could differ materially from amounts currently recorded.

Concentrations of Credit

Amounts due from U.S. government agencies or entities were $41.0 million and $51.0 million at November 30, 2012, and August 31, 2012, respectively. Costs and estimated earnings in excess of billings on uncompleted contracts include $218.5 million and $242.8 million at November 30, 2012, and August 31, 2012, respectively, related to the U.S. government agencies and related entities.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in-first-out (FIFO) or weighted-average cost methods. Cost includes material, labor and overhead costs. Inventories are reported net of the allowance for excess or obsolete inventory. Major components of inventories were as follows (in thousands):

	November 30, 2012			August 31, 2012
	Weighted Average	FIFO	Total	Weighted Average	FIFO	Total
Raw materials	$14,742	$145,094	$159,836	$19,355	$139,178	$158,533
Work in process	2,952	34,776	37,728	3,679	30,278	33,957
Finished goods	80,054	—	80,054	81,294	—	81,294

Total	$97,748	$179,870	$277,618	$104,328	$169,456	$273,784

Note 6 — Investment in Westinghouse and Related Agreements

Investment in Westinghouse

On October 16, 2006, two newly-formed companies, Toshiba Nuclear Energy Holdings (US), Inc. and its subsidiaries and Toshiba Nuclear Energy Holdings (UK), Ltd. and its subsidiaries (the Acquisition Companies) acquired BNFL USA Group Inc. (also referred to as Westinghouse Electric Company LLC) and Westinghouse Electric UK Limited and their subsidiaries (collectively Westinghouse or WEC) from British Nuclear Fuels plc (BNFL). Westinghouse was owned and capitalized to a total of $5.4 billion, 77% provided by Toshiba, 20% by our wholly owned special purpose subsidiary Nuclear Energy Holdings LLC (NEH) and 3% by Ishikawajima-Harima Heavy Industries Co., Ltd (IHI). In October 2007, Toshiba reduced its ownership to 67% by selling 10% of Westinghouse to National Atomic Company Kazatomprom, a major supplier of uranium based in the Republic of Kazakhstan. Our total cost of the equity investment (Westinghouse Equity) and the related agreements, including related acquisition costs, was approximately $1.1 billion. We obtained financing for our equity investment through the Japanese private placement market by issuing, at a discount, 128.98 billion JPY (equivalent to approximately $1.08 billion at the time of issuance) face amount of limited recourse bonds (the Westinghouse Bonds).

Put Option Agreements

In connection and concurrent with the acquisition of our Investment in Westinghouse, we entered into JPY-denominated Put Option Agreements (Put Options) that provide us an option to sell all or part of our 20% equity interest in Westinghouse to Toshiba for approximately 97% of the original JPY-equivalent purchase price, approximately 124.7 billion JPY. Under its terms, the Put Options are exercisable through February 28, 2013, but covenants under the Westinghouse Bonds required us to exercise the Put Option on the date that is 160 days prior to March 15, 2013, (October 6, 2012) if, by such date, the Westinghouse Bonds have not been repaid. The Put Options provided financial support to NEH to issue the Westinghouse Bonds on a non-recourse basis to us (except NEH) as the Westinghouse Bonds are collateralized exclusively by the security addressed below in the section “Westinghouse Bonds.” If, due to legal reasons or other regulatory constraints, Toshiba cannot take possession of the shares upon our exercise of the Put Options, Toshiba is required to provide security for the Westinghouse Bonds for a period of time and may delay the transfer of ownership and settlement of the Westinghouse Bonds by NEH. The Put Options may only be exercised once, and any proceeds received from the Put Options must be used to repay the Westinghouse Bonds.

On October 6, 2012, NEH exercised its Put Options to sell the Westinghouse Equity to Toshiba. Under the terms of the put option agreements, the Put Options will be cash settled 90 days thereafter, on January 4, 2013, with the proceeds deposited in trust to fund retirement of the Westinghouse Bonds on March 15, 2013.

The Put Options exercise price is JPY-denominated, so the trust will receive approximately 124.7 billion JPY. The Put Options, along with the Principal LC (defined below), substantially mitigate the risk to the holders of the Westinghouse Bonds that the JPY to U.S. dollar exchange rate changes could result in a shortfall of proceeds upon exercise of the Put Options for repayment of the Westinghouse Bonds.

Under U.S. GAAP, the Put Options are not considered free-standing financial instruments or derivative instruments, and, therefore, have not been separated from our equity investment in Westinghouse. The Put Options are JPY-denominated and do not require or permit net settlement. Therefore, neither the Put Options nor the foreign currency component meet the definition of a derivative instrument under ASC 815 and, therefore, are not separated from the host contract (the hybrid equity investment in Westinghouse with a JPY-denominated put option).

Commercial Relationship Agreement

In connection and concurrent with the acquisition of our investment in Westinghouse, we executed a commercial relationship agreement (Westinghouse CRA) that provided us with certain exclusive opportunities to bid on projects where we would perform engineering, procurement and construction services on future Westinghouse advanced passive AP 1000 nuclear power plants, along with other commercial opportunities, such as the supply of piping for those units. We concluded that, for accounting purposes, no value should be allocated to the Westinghouse CRA and that it should not be recognized as a separate asset. The Westinghouse CRA terminated upon exercise of the Put Options on October 6, 2012.

Shareholder Agreement and Dividend Policy

On October 4, 2006, NEH entered into shareholder agreements with respect to the Acquisition Companies setting forth certain agreements regarding the capitalization, management, control and other matters relating to the Acquisition Companies. Under the shareholder agreements, the Acquisition Companies will distribute agreed percentages, no less than 65%, but not to exceed 100%, of the net income of Westinghouse to its shareholders as dividends. The shares owned by NEH will be entitled to limited preferences with respect to dividends to the extent that targeted minimum dividends are not distributed. The intent of this policy is that for each year of the first six years we hold our 20% equity investment in Westinghouse we expect to receive a minimum of approximately $24.0 million in dividends. To the extent the targeted dividend amount during this period is not paid or an amount less than the target is paid, we retain the right to receive any annual shortfall to the extent Westinghouse earns net income equal to or exceeding the targeted income in the future. Our right to receive any shortfalls between the targeted dividends to which we are entitled and those actually paid by Westinghouse during the first six years of our investment (or such shorter period in the event of earlier termination) survives the exercise or expiration of the Put Options or the sale of our Westinghouse Investment, although this right is dependent on Westinghouse earning net income equal to or exceeding the target income at some future time. NEH has received dividends totaling approximately $119.4 million to date. Dividends received are accounted for as a reduction of NEH’s Investment in Westinghouse carrying value. Shortfalls in target minimum Westinghouse dividends are not recorded in our financial statements until declared by Westinghouse. We will be entitled to receive dividends associated with our Westinghouse investment until the settlement of the Put Option, January 4, 2013. However, any dividend shortfall will continue to be payable to us. At November 30, 2012, the dividend shortfall totaled approximately $12.6 million.

Westinghouse Bonds

The proceeds from the issuance of the Westinghouse Bonds was approximately $1.0 billion, net of original issue discount. The Westinghouse Bonds are non-recourse to us and our subsidiaries, except NEH, and are secured by the assets of and 100% of our ownership in NEH, its Westinghouse Equity, the Put Options, a letter of credit for approximately $52.4 million at November 30, 2012, established by us for the benefit of NEH related to the principal on the Westinghouse Bonds (the Principal LC) and the additional letters of credit for approximately $18.2 million at November 30, 2012, for the benefit of NEH related to interest on the Westinghouse Bonds (the Interest LC). The Interest LC automatically renewed in declining amounts equal to the interest remaining to be paid over the life of the Westinghouse Bonds, until we exercised the Put Options on October 6, 2012, which requires the payment of the Westinghouse Bonds. The Westinghouse Bonds were issued in two tranches, a floating-rate tranche and a fixed-rate tranche, and will mature March 15, 2013. We entered into contracts to fix the JPY-denominated interest payments on the floating rate tranche. (See Note 9 — Debt and Revolving Lines of Credit for additional discussion of the accounting for these contracts.) Other than the Principal LC and the Interest LC delivered at the closing of the Westinghouse Bonds and an agreement to reimburse Toshiba for amounts related to possible changes in tax treatment, we are not required to provide any additional letters of credit or cash to or for the benefit of NEH.

Note 7 — Equity Method Investments and Variable Interest Entities

Under ASC 810-10, a partnership or joint venture is considered a VIE if either (a) the total equity investment is not sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) characteristics of a controlling financial interest are missing (either the ability to make decisions through voting or other rights, the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the entity), or (c) the voting rights of the equity holders are not proportional to their obligations to absorb the expected losses of the entity and/or their rights to receive the expected residual returns of the entity, and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.

If the entity is determined to be a VIE, we assess whether we are the primary beneficiary and whether we need to consolidate the entity. ASC 810-10, as amended by ASU 2009-17, requires companies to utilize a qualitative approach to determine if it is the primary beneficiary of a VIE. A company is deemed to be the primary beneficiary and must consolidate its partnerships and joint ventures if the company has both (1) the power to direct the economically significant activities of the entity and (2) the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The contractual agreements that define the ownership structure and equity investment at risk, distribution of profits and losses, risks, responsibilities, indebtedness, voting rights and board representation of the respective parties are used to determine if the entity is a VIE and whether we are the primary beneficiary and must consolidate the entity. Additionally, we consider all parties that have direct or implicit variable interests when determining whether we are the primary beneficiary. Upon the occurrence of certain events outlined in ASC

810-10, we reassess our initial determination of whether the entity is a VIE and whether consolidation is required. If consolidation of the VIE or joint venture is not required, we generally account for these joint ventures using the equity method of accounting with our share of the earnings (losses) from these investments reflected in one line item on the consolidated statement of operations.

The majority of our partnerships and joint ventures are VIEs because the total equity investment is typically nominal and not sufficient to permit the entity to finance its activities without additional subordinated financial support. However, some of the VIEs do not meet the consolidation requirements of ASC 810-10 because we are not deemed to be the primary beneficiary. Some of our VIEs have debt, but the debt is typically non-recourse in nature. At times, our participation in VIEs requires agreements to provide financial or performance assurances to clients.

ASC 810-10, as amended, requires that we continuously assess whether we are the primary beneficiary of our VIEs. Accordingly, we analyzed all of our VIEs at November 30, 2012, and classified them into two groups:

•	Joint ventures that should be consolidated because we hold the majority voting interest or because they are VIEs and we are the primary beneficiary, and

•	Joint ventures that should not be consolidated because we hold a minority voting interest or because they are VIEs, but we are not the primary beneficiary.

Consolidated Joint Ventures

The following table presents the total assets and liabilities of our consolidated joint ventures (in thousands):

	November 30, 2012	August 31, 2012
Cash and cash equivalents	$74,569	$92,176
Net accounts receivable	45,894	22,664
Other current assets	154,246	185,124
Non-current assets	47,845	57,277

Total assets	$322,554	$357,241

Accounts and subcontractors payable	$64,629	$69,619
Billings in excess of costs and accrued earnings	23,747	24,315
Accrued expenses and other	108,159	101,826

Total liabilities	$196,535	$195,760

Total revenues of the consolidated ventures were $195.3 and $206.0 million for the three months ended November 30, 2012 and 2011, respectively.

For the three months ended November 30, 2012 and 2011, there were no material changes in our ownership interests in our consolidated joint ventures. In addition, we have immaterial amounts of other comprehensive income attributable to the noncontrolling interests.

Generally, the assets of our consolidated joint ventures are restricted for use only in the joint venture and are not available for general corporate purposes.

Unconsolidated Joint Ventures

We use the equity method of accounting for our unconsolidated joint ventures. Under GAAP, use of the equity method is appropriate in circumstances in which an investor has the ability to exercise significant influence over the operating and financial policies of an investee. GAAP presumes significant influence exists as a result of holding an investment of 20% or more in the voting stock of an investee, absent predominant evidence to the contrary. Management must exercise its judgment in determining whether a minority holder has the ability to exercise significant influence over the operating and financial policies of an investee. Under the equity method, we recognize our proportionate share of the net earnings of these joint ventures in two line items, Income from 20% Investment in Westinghouse, net of income taxes and Earnings (losses) from other unconsolidated entities, net of income taxes, in our consolidated statements of operations.

Investment in Westinghouse

Our most significant investment accounted for under the equity method is our wholly owned, special purpose subsidiary Nuclear Energy Holdings’ (NEH) 20% equity interest in Westinghouse. Factors supporting our assessment that we have the ability to exercise significant influence within Westinghouse include: (i) our CEO’s position as one of three Directors on the Boards of Directors of the companies comprising Westinghouse and ongoing participation in these Boards’ deliberations; (ii) NEH’s right to appoint a representative to an advisory committee (the Owner Board), whose functions are to advise as to the administration and supervision of matters regarding the Westinghouse Group and provide advice on other matters, including supervision of the business, and our ongoing exercise of that right; (iii) the material number of consortium agreements we have entered into with Westinghouse over time; (iv) our participation in periodic Westinghouse management reviews; and (v) the requirement that the Owner Board review and approve certain defined business transactions. We review the accounting treatment for this investment on a quarterly basis. Based upon our analysis of these factors and our expectations for the future, we concluded that no change from the equity method of accounting is warranted at November 30, 2012. We expect to continue accounting for this investment under the equity method until the put is settled and our investment is sold on or before January 4, 2013.

Westinghouse maintains its accounting records for reporting to its majority owner, Toshiba, on a calendar quarter basis with a March 31 fiscal year end. Financial information about Westinghouse’s operations is available to us for Westinghouse’s calendar quarter periods. We record our 20% interest of the equity earnings (loss) and other comprehensive income (loss) reported to us by Westinghouse two months in arrears of our current periods. Under this policy, Westinghouse’s operating results for the three months ended September 30, 2012, and September 30, 2011, are included in our financial results for the three months ended November 30, 2012 and 2011, respectively.

Summarized unaudited income statement information for Westinghouse, before applying our Westinghouse Equity Interest, was as follows (in thousands):

	Three Months Ended
	September 30, 2012 (unaudited)	September 30, 2011 (unaudited)
Statements of Operations
Revenues	$1,183,516	$1,082,174
Gross profit	223,690	221,274
Income from continuing operations before income taxes	37,608	44,626
Net income attributable to shareholders	38,292	42,814

Our investments in and advances to unconsolidated entities, joint ventures and limited partnerships and our overall percentage ownership of these ventures that are accounted for under the equity method were as follows (in thousands, except percentages):

	Ownership	November 30,	August 31,
	Percentage	2012	2012
Investment in Westinghouse	20%	$996,211	$968,296
Other	5% - 50%	4,861	6,160

Total investments in and advances to unconsolidated entities, joint ventures and limited partnerships		$1,001,072	$974,456

Earnings (losses) from unconsolidated entities, net of income taxes, are summarized as follows (in thousands):

	Three Months Ended
	2012	2011
Investment in Westinghouse, net of income taxes of $2,680 and $3,297, respectively	$4,245	$5,266
Other unconsolidated entities, net of income taxes of $(750) and $1,057, respectively	(1,252)	1,687

Total earnings (losses) from unconsolidated entities, net income of taxes	$2,993	$6,953

In fiscal year 2012, the Company teamed with NET Power, Exelon and Toshiba to begin development of a new gas-fired power generation technology called NET Power that will produce cost-effective power with little to no air emissions. The new technology is based on a high-pressure supercritical carbon dioxide oxyfuel power cycle. The primary byproduct is pipeline quality, high-pressure carbon dioxide, which can be used for enhanced oil recovery. We will acquire up to 50 percent of the NET Power LLC through a commitment to invest up to $50.4 million, contingent upon demonstration of technological feasibility, and will have exclusive rights to engineer, procure and construct NET Power plants. During fiscal year 2012, we invested $2.5 million pre-tax, including $2.3 million in cash and $0.2 million in in-kind engineering services. In the first quarter of fiscal year 2013, we invested an additional $1.5 million pre-tax for a 9.1% interest in NET Power LLC, including $1.2 million in cash and $0.3 million in in-kind engineering services. These cash and in-kind contributions were impaired and recorded as a component of loss from unconsolidated subsidiaries in the period invested, as technological feasibility associated with the development project has not been established.

Note 8 — Goodwill and Other Intangibles

Goodwill

Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis (March 1 for us) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. During the three months ended November 30, 2012, no events occurred that indicated our goodwill might be impaired.

The following table reflects the changes in the carrying value of goodwill by segment from August 31, 2012 to November 30, 2012 (in thousands):

	Power	Plant Services	E&I	F&M	Total
Balance at August 31, 2012	$139,177	$42,027	$206,888	$16,364	$404,456
Acquisitions and related adjustments	—	—	—	—	—
Currency translation adjustment	—	—	(80)	283	203

Balance at November 30, 2012	$139,177	$42,027	$206,808	$16,647	$404,659

The measurement period for purchase price allocations ends as soon as information on the facts and circumstances becomes available but will not exceed 12 months. Adjustments in the purchase price allocation may require a recasting of the amounts allocated to goodwill retroactive to the period in which the acquisition occurred. We had tax-deductible goodwill of approximately $43.3 million and $46.5 million at November 30, 2012 and August 31, 2012, respectively. The difference between the carrying value of goodwill and the amount deductible for taxes is primarily due to the amortization of goodwill allowable for tax purposes.

Other Intangible Assets

The gross carrying values and accumulated amortization of amortizable intangible assets are presented below (in thousands):

	Proprietary Technologies, Patents and Tradenames		Client Relationships
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Balance at August 31, 2012	$2,658	$(2,028)	$4,954	$(2,645)
Currency translation adjustments	(1)	(2)	(5)	(104)
Amortization	—	(57)	—	—

Balance at November 30, 2012	$2,657	$(2,087)	$4,949	$(2,749)

The following table presents the scheduled future annual amortization for our intangible assets not associated with contract adjustments (in thousands):

	Proprietary Technologies, Patents and Tradenames	Client Relationships
Remainder of fiscal year 2013	$272	$314
2014	163	419
2015	90	419
2016	45	419
2017	—	419
Thereafter	—	210

Total	$570	$2,200

Note 9 — Debt and Revolving Lines of Credit

Our debt (including capital lease obligations) consisted of the following (in thousands):

	November 30, 2012		August 31, 2012
	Short-term	Long-term	Short-term	Long-term
0%-3.7% interest vendor financing contracts, 2.3%-3.7% imputed interest, due December 2012-December 2013	$6,253	$5,010	$6,586	$4,982
Debt of consolidated joint venture: 6% interest, due January 2013	3,450	—	3,400	—
Capital lease obligations	437	179	430	289

Subtotal	$10,140	$5,189	$10,416	$5,271

Westinghouse Bonds (see description below)	1,570,976	—	1,640,497	—

Total	$1,581,116	$5,189	$1,650,913	$5,271

Westinghouse Bonds

On October 13, 2006, NEH, our wholly owned, special purpose subsidiary, issued JPY 128.98 billion (equivalent to approximately $1.1 billion at the time of issuance) principal amount limited recourse bonds, maturing March 15, 2013, at a discount receiving approximately $1.0 billion in proceeds, excluding offering costs. NEH used the proceeds of these bonds to purchase the Westinghouse Equity for approximately $1.1 billion. The Westinghouse Bonds are limited recourse to us (except to NEH), are governed by the Bond Trust Deed and are collateralized primarily by the Westinghouse Equity, the JPY-denominated Put Options between NEH and Toshiba and the Principal LC and Interest LC, which cover interest owed to bond holders and the 3.3% principal exposure.

The holders of the Westinghouse Bond had the ability to cause us to put our Westinghouse Equity back to Toshiba as a result of the occurrence of a “Toshiba Event” (as defined under the Bond Trust Deed) that occurred in May 2009. A Toshiba Event is not an event of default or other violation of the Bond Trust Deed or the Put Option Agreements, but due to the Toshiba Event, the Westinghouse Bond holders had an opportunity to direct us to exercise the Put Options, through which we would have received the pre-determined JPY-denominated put price whose proceeds must be used to pay off the JPY-denominated Westinghouse Bond debt. To do so, a “supermajority” of the Westinghouse bond holders representing a majority of not less than an aggregate 75% of the principal amount outstanding must have passed a resolution instructing the bond trustee to direct us to exercise the Put Options.

Because the holders of the bonds had the ability to require us to exercise the Put Options to retire the bonds, we reclassified the Westinghouse Bonds from long-term debt to short-term debt and our Investment in Westinghouse to current assets in May 2009.

The Put Options, executed as part of the Investment in Westinghouse transaction, provide NEH the option to sell all or part of the Westinghouse Equity to Toshiba for a pre-determined JPY-denominated put price. On October 6, 2012, NEH exercised its Put Options to sell the Westinghouse Equity to Toshiba. Under the terms of the put option agreements, the Put Options will be cash settled on or before January 4, 2013 with the proceeds deposited in trust to fund retirement of the Westinghouse Bonds on March 15, 2013.

The Put Options require Toshiba to purchase the Westinghouse Equity at a price equivalent to not less than 96.7 percent of the principal amount of the bonds for JPY 124.7 billion, which was approximately $1,519.1 million at November 30, 2012.

NEH will fund the 3.3 percent shortfall of the principal amount of the bonds of JPY 4.3 billion, which was approximately $51.9 million at November 30, 2012. We may recognize a non-operating gain once the Put Options are settled, resulting principally from foreign exchange movements. If the bonds would have been repaid at November 30, 2012, from an early exercise of the Put Options, the gain would have been approximately $430.1 million pre-tax. The actual gain or loss will be determined at settlement.

Because any proceeds from the repurchase of the Westinghouse Equity (including funds received in connection with settlement of the Put Options) must be used to repay the Westinghouse Bonds, ultimate settlement of the Westinghouse Bonds may be significantly influenced by Toshiba’s financial condition as well as conditions in the general credit markets.

The exchange rates of the JPY to the USD at November 30, 2012, and August 31, 2012 were 82.1 and 78.6.

The Westinghouse Bonds consisted of the following (in thousands):

	November 30, 2012	August 31, 2012
Westinghouse Bonds, face value 50.98 billion JPY due March 15, 2013; interest only payments; coupon rate of 2.20%;	$426,875	$426,875
Westinghouse Bonds, face value 78 billion JPY due March 15, 2013; interest only payments; coupon rate of 0.70% above the six-month JPY LIBOR rate (0.30% at November 30, 2012)	653,125	653,125
Increase in debt due to foreign currency transaction adjustments since date of issuance	490,976	560,497

Total Westinghouse debt	$1,570,976	$1,640,497

On October 16, 2006, we entered into an interest rate swap agreement through March 15, 2013, in the aggregate notional amount of JPY 78 billion. We designated the swap as a hedge against changes in cash flows attributable to changes in the benchmark interest rate. Under the agreement, we make fixed interest payments at a rate of 2.398%, and we receive a variable interest payment equal to the six-month JPY London Interbank Offered Rate (LIBOR) plus a fixed margin of 0.70%, effectively fixing our interest rate on the floating rate portion of the JPY 78 billion Westinghouse Bonds at 2.398%. At November 30, 2012 and August 31, 2012, the fair value of the swap totaled approximately $6.4 million and $13.4 million, respectively, and is included as a current liability and in accumulated other comprehensive loss, net of deferred taxes, in the accompanying consolidated balance sheets. There was no material ineffectiveness of our interest rate swap for the three months ended November 30, 2012.

Credit Facility

On June 15, 2011, we entered into an unsecured second amended and restated credit agreement (Facility) with a group of lenders that effectively terminated an earlier agreement. The Facility provides lender commitments up to $1,450.0 million, all of which may be available for the issuance of performance letters of credit. The Facility has a sublimit of $1,250.0 million that may be available for the issuance of financial letters of credit and / or borrowings for working capital needs and general corporate purposes.

At November 30, 2012 the amount of the Facility available for financial letters of credit and/or revolving credit loans was $888.5 million, which is equal to the lesser of: (i) $1,218.0 million, representing the total Facility commitment ($1,450.0 million) less outstanding performance letters of credit ($150.8 million) less outstanding financial letters of credit ($81.2 million); (ii) $1,168.8 million, representing the Facility sublimit of $1,250.0 million less outstanding financial letters of credit ($81.2 million); or (iii) $888.5 million, representing the maximum additional borrowings allowed under the leverage ratio covenant (as defined below) contained in the Facility.

Under the Facility, all collateral securing the previous agreement was released and the expiration of commitments was extended through June 15, 2016. The Facility continues to require guarantees by the Company’s material wholly-owned domestic subsidiaries. The Facility allows the Company to seek new or increased lender commitments under it subject to the consent of the Administrative Agent and/or seek other unsecured supplemental credit facilities of up to an aggregate of $500.0 million, all of which would be available for the issuance of performance and financial letters of credit and/or borrowings for working capital needs and general corporate purposes. Additionally, the Company may pledge up to $300.0 million of its unrestricted cash on hand to secure additional letters of credit incremental to amounts available under the Facility, provided that the Company and its subsidiaries have unrestricted cash and cash equivalents of at least $500.0 million available immediately following the pledge. The Facility contains a revised pricing schedule with respect to letter of credit fees and interest rates payable by the Company.

The Facility contains customary financial covenants and other restrictions including an interest coverage ratio (ratio of Shaw EBITDA to consolidated interest expense) and a leverage ratio (ratio of total debt to Shaw EBITDA) with all terms defined in the Facility, and (i) maintains or resets maximum allowable amounts certain threshold triggers and certain additional exceptions with respect to the dividend, stock repurchases, investment, indebtedness, lien, asset sale, letter of credit and acquisitions and (ii) additional covenants, thus providing the Company with continued financial flexibility in business decisions and strategies. The Facility contains defaulting lender provisions.

The Facility limits our ability to declare or pay dividends or make any distributions of capital stock (other than stock splits or dividends payable in our own capital stock) or redeem, repurchase or otherwise acquire or retire any of our capital stock. The Facility permits us to make stock repurchases or dividend payments of up to $500.0 million so long as, after giving effect to such purchases or payments, our unrestricted cash and cash equivalents is at least $500.0 million. We are limited to aggregate dividend payments and/or stock repurchases during the life of the Facility up to $500.0 million. In situations where our unrestricted cash and cash equivalents is less than $500.0 million, our ability to pay dividends or repurchase our shares is limited to $50.0 million per fiscal year. The payment of cash dividends is restricted if an event of default has occurred and is continuing under the Facility. The Facility also contains certain restrictions regarding share repurchases. While we continue to have an open authorization from our Board to repurchase up to $326.1 million in shares, subject to Facility limitations, the Transaction Agreement contains covenants that further restrict our ability to repurchase shares.

The total amount of fees associated with letters of credit issued under the Facility were approximately $1.8 million and $2.0 million for the three months ended November 30, 2012 and 2011, respectively, which includes commitment fees associated with unused credit line availability of approximately $0.9 million and $0.9 million, respectively.

For the three months ended November 30, 2012 and 2011, we recognized $0.6 million and $0.6 million, respectively, of interest expense associated with the amortization of financing fees related to our Facility. At November 30, 2012 and August 31, 2012, unamortized deferred financing fees related to our Facility were approximately $8.7 million and $9.4 million, respectively.

At November 30, 2012, we were in compliance with the financial covenants contained in the Facility.

Other Revolving Lines of Credit

Shaw-Nass, a consolidated VIE located in Bahrain, has an available credit facility (Bahrain Facility) with a total capacity of 3.0 million Bahraini Dinars (BHD) or approximately $8.0 million, of which BHD 1.5 million is available for bank guarantees and letters of credit. At November 30, 2012, Shaw-Nass had no borrowings under its revolving line of credit and approximately $0.7 million in outstanding bank guarantees under the Bahrain facility. The interest rate applicable to any borrowings is a variable rate (1.25% at November 30, 2012) plus 3.00% per annum. We have provided a 50% guarantee related to the Bahrain facility.

We have uncommitted, unsecured standby letter of credit facilities with banks outside of our Facility. Fees under these facilities are paid quarterly. At November 30, 2012 and August 31, 2012, there were $82.5 million of letters of credit outstanding under these facilities.

Note 10 — Income Taxes

Our consolidated effective tax rate was 38% and 36% as applied to income (loss) before income taxes and earnings (losses) from unconsolidated entities for the first quarter of fiscal years 2013 and 2012, respectively. In determining the quarterly provision for income taxes, we use an estimated annual effective tax rate based on forecasted annual pre-tax income and permanent items, statutory tax rates and tax planning opportunities in the various jurisdictions in which we operate.

The impact of significant discrete items is separately recognized in the quarter in which they occur. We recognize foreign currency gains and losses on the Japanese Yen-denominated Westinghouse Bonds as discrete items in each reporting period due to their volatility and the difficulty in estimating such gains and losses reliably.

We expect the fiscal year 2013 annual effective tax rate, excluding discrete items, applicable to forecasted income before income taxes and earnings (losses) from unconsolidated entities to be approximately 37%. Significant factors that could impact the annual effective tax rate include management’s assessment of certain tax matters, the location and amount of our taxable earnings, changes in certain non-deductible expenses and expected credits.

Under ASC 740-10, we provide for uncertain tax positions, and the related interest, and adjust unrecognized tax benefits and accrued interest accordingly. We recognize potential interest and penalties related to unrecognized tax benefits in income tax expense.

As of November 30, 2012, our unrecognized tax benefits were $6.5 million, of which $6.5 million would, if recognized, affect our effective tax rate.

We file income tax returns in numerous tax jurisdictions, including the U.S., most U.S. states and certain non-U.S. jurisdictions including jurisdictions where our subsidiaries execute project-related work. The statute of limitations varies by the various jurisdictions in which we operate. With few exceptions, we are no longer subject to U.S. state and local or non-U.S. income tax examinations by tax authorities for years before fiscal year 2004 and US Federal examinations for years before fiscal 2009. Although we believe our calculations for our tax returns are correct and the positions taken thereon are reasonable, the final outcome of tax audits could be materially different than the resolution we currently anticipate, and those differences could result in significant costs or benefits to us.

The IRS is now in the process of conducting audits of fiscal year 2011 under a limited focused examination and fiscal year 2012 under its Compliance Assurance Process (CAP). Under CAP, the IRS works with large business taxpayers on a contemporaneous, real-time basis to resolve issues prior to the filing of tax returns which allows participants to remain current with IRS examinations.

We do not believe there will be significant changes in our unrecognized tax benefits within the next 12 months.

Note 11 — Share-Based Compensation

During the three months ended November 30, 2012 and 2011, we granted 179,068 and 355,325 restricted stock units (RSUs), respectively, at a weighted-average grant date fair value of $43.50 and $23.25 per RSU, respectively, with vesting over three years. Compensation expense for RSUs is based on the closing price of our stock at the grant date.

During the three months ended November 30, 2012 and 2011, we granted 338,649 and 688,411 cash-settled restricted stock units (CS RSUs), respectively, at a weighted-average grant date fair value of $43.49 and $23.25 per CS RSU, respectively, with vesting over three years. The CS RSUs are classified as liability awards due to the settlement of these awards in cash. The CS RSUs are re-measured using the closing price of our stock on the last business day of each reporting period.

We did not award any options during the three months ended November 30, 2012 and 2011; however, previously awarded options were exercised for the purchase of 127,768 shares and 30,040 shares, respectively, at a weighted-average exercise price of $23.35 per share and $17.28 per share, respectively.

We did not award any cash-settled stock appreciation rights (SARs) during the three months ended November 30, 2012 and 2011; however, previously awarded SARs totaling 15,389 were exercised during the three months ended November 30, 2012 at a weighted-average exercise price of $30.56 per share. We did not have any SAR exercises during the three months ended November 30, 2011. The SARs are classified as liability awards due to the settlement of these awards in cash. The Binomial valuation model is used to re-measure the fair value of the SARs at the end of each reporting period.

During the three months ended November 30, 2012 and 2011, we awarded 5,377,146 and 11,661,500 performance cash units (PCUs), respectively, at a weighted average grant date fair value of $1.07 and $1.10 per PCU, respectively. The PCUs granted in fiscal year 2013 vest at the end of the three-year performance period. The PCUs granted in fiscal year 2012 vest at different intervals during the three year performance period, with 25% vesting at the end of the first and second years/performance periods and 50% vesting at the end of the third year/performance period. The PCUs represent the right to receive $1 for each earned PCU if specified performance goals are met over the three-year performance period. The PCU recipients may earn between 0% and 200% of their individual target award depending on the level of performance achieved. The PCUs are classified as liability awards due to the settlement of these awards in cash. The fair value of the PCUs was estimated at the grant date based on the probability of satisfying the performance goals associated with the PCUs using a Monte Carlo simulation model. The Monte Carlo simulation model is also used to re-measure the fair value of the PCUs at the end of each reporting period. For the performance period ended August 31, 2012, PCU recipients earned 200% of their target award amounts. $5.2 million was paid out in October 2012 related to the fiscal year 2012 performance cycle.

Compensation cost for liability-classified awards is re-measured at each reporting period and is recognized as an expense over the requisite service period.

For additional information related to these share-based compensation awards, see Note 13 — Share-Based Compensation of our consolidated financial statements in our 2012 Form 10-K.

Note 12 — Contingencies and Commitments

Legal Proceedings

In the normal course of business, we are involved in a variety of legal proceedings, liability claims or contract disputes in many jurisdictions around the world. Some of these legal proceedings are associated with the performance of our services. At times, the nature of our business leads to disputes with clients, subcontractors and vendors relating to our entitlement to additional revenue and/or reduced costs. Occasionally, these disputes lead to our clients, subcontractors and vendors presenting claims against us for recovery of cost they incurred in excess of what they expected to incur, or for which they believe they are not contractually liable. In such matters, we evaluate both our claims against the client as well as any disputes and/or counterclaims asserted against us by the client or opposing party pursuant to ASC 450, and we record the probable outcome based upon this analysis. For an additional discussion of our claims on major projects, see Note 20 — Accounting for Claims, Unapproved Change Orders and Incentives on Long-Term Construction Contracts. The actual outcomes may differ materially from our analysis.

On November 12, 2010, the jury returned a split verdict in a dispute between our subsidiary, Stone & Webster, Inc. (S&W), and Xcel Energy (d/b/a Public Service of Colorado) related to Xcel Energy’s coal-fired power plant project in Pueblo, Colorado. As a result of this verdict, our Power segment recorded a reduction in gross profit of $63.4 million in the period ended November 30, 2010. During the first quarter of fiscal year 2012, we collected in excess of $40 million in outstanding receivables from Xcel Energy, which effectively closed this matter.

In connection with an approximate $28.1 million contract executed by our F&M segment to supply fabricated pipe spools to a manufacturing facility in the U.S., our client filed a lawsuit in the U.S. District Court for the Eastern District of Washington alleging that shop-welding on the pipe spools we supplied were deficient and that the deliveries for some of the pipe spools were untimely. We reached a settlement with our client on this matter in October 2011 and recorded a $16.8 million charge to cost of revenue in fiscal year 2011 and are currently seeking recovery from our insurers. We paid the amounts due to our client in the first quarter of fiscal year 2012, which effectively closed this matter with our client. However, we continue to seek partial recovery from our insurers.

For additional information related to our claims on major projects, see Note 16 — Accounting for Claims, Unapproved Change Orders and Incentives on Long-Term Construction Contracts.

Following our announcement of the signed Transaction Agreement, several shareholders filed purported class action lawsuits against Shaw, its directors, CB&I, and in some cases, against CB&I’s acquisition subsidiary. On October 17, 2012, the actions were consolidated and on November 3, 2012, plaintiffs filed their Consolidated Amended Class Action Complaint. The plaintiffs generally allege breach of fiduciary duties to Shaw shareholders because of, among other claims, inadequate consideration to be paid by CB&I for Shaw common stock and an allegedly flawed negotiation process. On November 27, 2012, Shaw and its directors filed peremptory exceptions seeking dismissal of the action and on November 30, 2012 CB&I likewise filed peremptory exceptions seeking dismissal. Also on November 27, 2012, the plaintiffs filed a motion for temporary injunction to enjoin the shareholder vote on the transaction. The court set both the exceptions and the motion for temporary injunction for hearing on December 19, 2012. On December 13, 2012, the parties entered into a Memorandum of Understanding (MOU) reflecting an agreement in principle to settle all claims against all defendants in the lawsuit. Under the terms of the MOU, the plaintiff class will release all claims against all defendants. In exchange, Shaw will make certain additional disclosures in a supplement to its definitive proxy statement filed with the Securities and Exchange Commission and voluntarily waive or modify certain requirements under Louisiana law with respect to shareholders’ dissenting rights, including waiving the requirement that dissenters rights are only available if the transaction is approved by less than eighty percent of Shaw’s total voting power. The defendants have also agreed to pay plaintiffs’ attorneys’ fees and costs associated with pursuing their claims. The settlement is subject to submission of final settlement documents and court approval.

On August 31, 2012, Shaw Canada L.P., Stone & Webster Canada Holdings One Inc., and Stone & Webster Canada Holdings Two (N.S.) ULC (“Toronto Operations”) filed for bankruptcy, and Shaw ceased financial support of the Toronto Operations. On December 20, 2012, lawyers acting on behalf of a group of former employees apparently filed a lawsuit in Ontario Superior Court against Shaw. We have not been served and have not had the opportunity to fully evaluate the merit of the claims. As such, we have not been able to reasonably estimate the possible loss or range of loss, if any, arising from this lawsuit.

Liabilities Related to Contracts

Our contracts often contain provisions relating to the following matters:

•	warranties, requiring achievement of acceptance and performance testing levels;

•	liquidated damages, if the project does not meet predetermined completion dates; and

•	penalties or liquidated damages for failure to meet other cost or project performance measures.

We attempt to limit our exposure through the use of the penalty or liquidated damage provisions and attempt to pass certain cost exposure for craft labor and/or commodity-pricing risk to clients. We also have claims and disputes with clients as well as vendors, subcontractors and others that are subject to negotiation or the contractual dispute resolution processes defined in the contracts. See Note 5 — Accounts Receivable, Concentrations of Credit Risk and Inventories, Note 16 — Accounting for Claims, Unapproved Change Orders and Incentives on Long-Term Construction Contracts and Legal Proceedings above for further discussion on these matters.

Other Guarantees

Our Facility lenders issue letters of credit on our behalf to clients or sureties in connection with our contract performance and, in limited circumstances, on certain other obligations of third parties. We are required to reimburse the issuers of these letters of credit for any payments that they make pursuant to these letters of credit. The aggregate amount of outstanding financial and performance letters of credit (including foreign and domestic, secured and unsecured and cash collateralized) was approximately $314.6 million and $329.6 million at November 30, 2012 and August 31, 2012, respectively. Of the amount of outstanding letters of credit at November 30, 2012, $180.9 million are performance letters of credit issued to our clients. Of the $180.9 million, five clients held $166.0 million or 91.8% of the outstanding letters of credit. The largest letter of credit issued to a single client on a single project is $49.7 million.

In the ordinary course of business, we enter into various agreements providing financial or performance assurances to clients which may cover certain unconsolidated partnerships, joint ventures or other jointly executed contracts. These agreements are entered into primarily to support the project execution commitments and are generally a guaranty of our own performance. These assurances have various expiration dates ranging from mechanical completion of the facilities being constructed to a period extending beyond contract completion. The maximum potential payment amount of an outstanding performance guarantee is the remaining cost of work to be performed under engineering and construction contracts. Amounts that may be required to be paid in excess of our estimated cost to complete contracts in progress are not estimable. For cost reimbursable contracts, amounts that may become payable pursuant to guarantee provisions are normally recoverable from the client for work performed under the contract. For fixed price contracts, this amount is the cost to complete the contracted work less amounts remaining to be billed to the client under the contract. Remaining billable amounts could be greater or less than the cost to complete. In those cases where cost exceeds the remaining amounts payable under the contract, we may have recourse to third parties such as owners, co-venturers, subcontractors or vendors.

At November 30, 2012 and August 31, 2012, we maintained a liability of $8.9 million associated with certain lease obligations in connection with the deconsolidation of our Toronto-based operations.

Environmental Liabilities

The LandBank Group, Inc. (LandBank), a subsidiary of our Environmental and Infrastructure (E&I) segment, remediates previously acquired environmentally impaired real estate. The real estate was recorded at cost, typically reflecting some degree of discount due to environmental issues related to the real estate. As remediation efforts are expended, the book value of the real estate is increased to reflect improvements made to the asset. Additionally, LandBank records a liability for estimated remediation costs for real estate that is sold, but for which the environmental obligation is retained. We also record an environmental liability for properties held by LandBank if funds are received from transactions separate from the original purchase to pay for environmental remediation costs. There are no recent additions to the LandBank portfolio of properties, and at this time we are not pursuing additional opportunities. Accordingly, we are not incurring incremental environmental liability beyond the portfolio that currently exists. Existing liabilities are reviewed quarterly, or more frequently as additional information becomes available. We also have insurance coverage that helps mitigate our liability exposure. At November 30, 2012 and August 31, 2012, our E&I segment had approximately $1.1 million and $1.2 million, respectively, of environmental liabilities recorded in other liabilities in the accompanying balance sheets. LandBank environmental liability exposure beyond that which is recorded and covered by insurance, if any, is estimated to be immaterial.

Employment Contracts

We have entered into employment agreements with each of our senior corporate executives and certain other key employees. In the event of termination, these individuals may be entitled to receive their base salaries, management incentive payments, and certain other benefits for the remaining term of their agreement and all options and similar awards may become fully vested. Additionally, for certain executives, in the event of death, their estates are entitled to certain payments and benefits.

Note 13 — Supplemental Disclosure to Earnings (Losses) Per Common Share

Weighted average shares outstanding for the three months ended November 30, 2012 and 2011, were as follows (in thousands):

	Three Months Ended
	2012	2011

Basic	66,504	71,341
Diluted:
Stock options	1,023	456
Restricted stock	405	688

Diluted	67,932	72,485

The following table includes weighted-average shares excluded from the calculation of diluted income (loss) per share because they were anti-dilutive (in thousands):

	Three Months Ended
	2012	2011

Stock options	406	2,371
Restricted stock	—	643

Note 14 — Employee Benefit Plans

The following table sets forth the net periodic pension expense for the three foreign defined benefit plans we sponsor for the three months ended November 30, 2012 and November 30, 2011 (in thousands):

	Three Months Ended
	2012	2011
Service cost	$—	$19
Interest cost	1,628	1,974
Expected return on plan assets	(1,994)	(2,074)
Amortization of net loss	370	774
Other	—	11

Total net pension expense	$4	$704

We expect to contribute $2.5 million to our pension plans in fiscal year 2013. As of November 30, 2012, we have made $0.8 million in contributions to these plans.

Note 15 — Related Party Transactions

The following tables summarize the related party transactions with unconsolidated entities included in our consolidated financial statements for the three months ended November 30, 2012 and 2011 and at November 30, 2012 and August 31, 2012 (in thousands):

	Three Months Ended
	2012	2011
Westinghouse related	$9,761	$1,731
Other	4,961	3,856

Total revenue from unconsolidated entities	$14,722	$5,587

	November 30, 2012	August 31, 2012
Westinghouse related	$169	$266
Other	2,961	3,994

Total accounts and other receivables from unconsolidated entities	$3,130	$4,260

	November 30, 2012	August 31, 2012
Westinghouse related	$66,051	$57,982
Other	1,739	1,322

Total costs and estimated earnings in excess of billings on uncompleted contracts from unconsolidated entities	$67,790	$59,304

	November 30, 2012	August 31, 2012
Westinghouse related	$—	$19
Other	—	—

Total advances to unconsolidated entities	$—	$19

At times, we enter into material contractual arrangements with Westinghouse. NEH, a wholly-owned special purpose entity, owns a 20% interest in Westinghouse (see Note 7 — Equity Method Investments and Variable Interest Entities).

Note 16 — Accounting for Claims, Unapproved Change Orders and Incentives on Long-Term Construction Contracts

Claims include amounts in excess of the original contract price (as it may be adjusted for approved change orders) that we seek to collect from our clients for delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price or other causes of unanticipated additional costs, and are included in estimated revenues when recovery of the amounts is probable and the costs can be reasonably estimated. Similarly, backcharges and claims against vendors, subcontractors and others are included in our cost estimates as a reduction in total estimated costs when recovery of the amounts is probable and the costs can be reasonably estimated.

Claims and backcharges are recorded at the amount deemed probable of recovery up to the amount of estimated costs, and profit is not recorded until the claim or backcharge is resolved. The recognition of these items may increase gross profit or reduce gross loss on the related projects as compared to the gross profit/gross loss that would have been recognized had no claim revenue been recorded. Claims receivable are included in costs and estimated earnings in excess of billings on uncompleted contracts on the accompanying consolidated balance sheets.

We enter into cost-reimbursable arrangements in which the final outcome or overall estimate at completion may be materially different than the original contract estimated value. We believe the terms of such contracts indicate costs are to be reimbursed by our clients. However, we typically process change notice requests to document agreement as to scope and price and thereby mitigate potential exposure relative to costs incurred in excess of agreed upon contract value. Due to the nature of these items, we have not classified and disclosed costs incurred in excess of agreed upon contract value as unapproved change orders.

Unapproved Change Orders and Claims

The table below (in millions) summarizes information related to our significant unapproved change orders and claims from project owners that we have recorded on a total project basis at November 30, 2012, and November 30, 2011, and excludes all unrecorded amounts and non-significant unapproved change orders and claims.

	Fiscal Year 2013	Fiscal Year 2012
Amounts included in project estimates-at-completion at September 1	$381.4	$448.3
Changes in estimates-at-completion	3.1	9.6
Approved by clients	(1.0)	(8.7)

Amounts included in project estimates-at-completion at November 30 for unapproved change orders and claims	$383.5	$449.2

Amounts recorded in revenues (or reductions to contract costs) on a percentage-of-completion basis at November 30	$95.3	$116.6

In the table above, the difference between the amounts included in project estimates-at-completion and the amounts recorded in revenues (or reductions to contract costs) on a total project basis represents the forecasted costs for work which has not yet been incurred (i.e. the remaining percentage-of-completion revenue to be recognized on the related project). The amounts presented in this table include, but are not limited to, those matters currently in litigation or arbitration for which we have recorded revenue. Additional discussion regarding our legal proceedings relating to unapproved change orders and claims in litigation or arbitration is provided in our Legal Proceedings in Note 12 — Contingencies and Commitments.

The majority of the amounts included in the project estimates-at-completion in the table above relate to engineering, equipment supply, material fabrication and construction cost estimates and costs from regulatory required design changes and delays in our clients’ obtaining combined operating licenses (COLs) for two nuclear power reactors in Georgia. Under the provisions of this contract, we have entered into a formal dispute resolution process on certain claims associated with backfill activities, shield building, large structural modules and COL issuance delays included within construction costs at the site. As provided in the contract, as of November 30, 2012, we have received a partial funding payment from our customer of $29.0 million related to the backfill costs and $96 million related to the COL issuance delays while the dispute resolution process continues. These amounts are included in billings in excess of costs and estimated earnings on uncompleted contracts. Should we not prevail in these disputes, we may be required to repay a portion or all of these amounts. We continue to discuss with our client the impact of other elements of unapproved change orders associated with this project. Should those matters in Georgia proceed to formal dispute resolution, our contract calls for the clients to co-fund our costs until the matters are resolved.

In connection with our consortium agreement for the design and construction of two domestic nuclear power reactors in South Carolina, we reached an agreement with the client to settle certain change orders resulting from regulatory required design changes and COL issuance delays on the project. As a result of this agreement, these costs have been excluded from the total of unapproved change orders presented above.

We believe the amounts included in the table above related to all of our AP1000 nuclear and other projects are recoverable from our clients under existing provisions of our contractual arrangements. The nuclear power projects have a long construction duration and the cost estimates cover costs that will not be incurred for several years. It is expected that the cost estimates resulting from the design changes and COL delays will continue to be refined as more information becomes available. It is possible that these commercial matters may not be resolved in the near term.

Under the terms of two consortium agreements with WEC, which is our EPC partner, to design and construct the four nuclear power reactors, we perform much of the pipe, steel and modular fabrication and assembly and certain engineering and construction related activities on the domestic AP1000 nuclear projects, with WEC being responsible for the nuclear island engineering and equipment supply. During the quarter ended February 29, 2012, we signed a memorandum of understanding with WEC (“the WEC MOU”) wherein WEC has the obligation, in addition to obligations under the original consortium agreement, to reimburse us for material and fabrication costs associated with design changes to the extent these costs are not recovered from our clients. Accordingly, amounts which may be recovered under the WEC MOU have been excluded from the unapproved change orders and claims presented in the table above, even when we are seeking recovery from the client. These consortium agreements, as supplemented by the WEC MOU, provide a contractual mechanism for cost sharing to the extent project costs exceed certain thresholds and are not recovered from our clients. Our costs, including construction related expenses, resulting from the design changes and delays in issuance of the COLs would be considered within this cost sharing mechanism. As of November 30, 2012, we estimate that our recovery under these consortium agreements and the related WEC MOU is approximately $293.0 million, which has been excluded from the presentation of unapproved change orders in the above table. The amounts recoverable from WEC will decline to the extent we recover the costs from our clients.

In the ordinary course of business, the Company enters into various agreements and guarantees to clients. While in most cases these performance risks are offset by similar guarantees by our suppliers, there are instances where the full extent of the exposure is not eliminated.

In general, if we collect amounts differing from the amounts that we have recorded as unapproved change orders/claims receivable on any of our projects, that difference will be reflected in the estimate at completion (EAC) used in determining contract profit or loss. Timing of claim collections is uncertain and depends on such items as regulatory approvals, negotiated settlements, trial date scheduling and other dispute resolution processes pursuant to the contracts. As a result, we may not collect our unapproved change orders/claims receivable within the next twelve months. Should we not prevail in these matters, the outcome could have an adverse effect on our statements of operations and statement of cash flows.

Project Incentives

Some of our contracts contain performance incentive and award fee arrangements (collectively referred to as incentive fees) that provide for increasing or decreasing our revenue based upon the achievement of some measure of contract performance in relation to agreed upon targets. Incentive fees can occur in all segments, but the majority of contracts containing project incentives are in our Plant Services and E&I segments. Therefore, the gross profit in those segments may be significantly influenced by these project incentives.

We include in our EAC revenue an estimate of the probable amounts of the incentive fees we expect to earn if we achieve the agreed-upon criteria. We bill incentive fees based on the terms and conditions of the individual contracts which may allow billing over the performance period of the contract or only after the target criterion have been achieved. We generally recognize incentive fee revenue using the percentage of completion method of accounting. As the contract progresses and more information becomes available, the estimate of the anticipated incentive fee that will be earned is revised as necessary. Incentive fees which have been recognized but not billed are included in costs and estimated earnings in excess of billings on uncompleted contracts in the accompanying consolidated balance sheets. Incentive fees that have been billed but for which we have not recognized as revenue are included in the advanced billings and billings in excess of costs and estimated earnings on uncompleted contracts in the accompanying consolidated balance sheets.

At November 30, 2012, and August 31, 2012, our project EACs included approximately $67.7 million and $78.2 million, respectively, related to estimates of amounts we expect to earn on incentive fee arrangement. We have recorded $40.7 million and $48.0 million as of November 30, 2012, and August 31, 2012, respectively, of these estimated amounts in revenues for the related contracts. If we do not achieve the criteria at the amounts we have estimated, project revenues and profit may be materially reduced.

Note 17 — Business Segments

Our reportable segments are Power; Plant Services; Environmental and Infrastructure (E&I); Fabrication and Manufacturing (F&M); Energy and Chemicals (E&C); Investment in Westinghouse; and Corporate.

The Power segment provides a range of project-related services, including design, engineering, construction, procurement, technology and consulting services, primarily to the global fossil and nuclear power generation industries.

The Plant Services segment performs routine and outage/turnaround maintenance, predictive and preventative maintenance, as well as construction and major modification services, to clients’ facilities in the fossil and nuclear power generation industries and industrial markets primarily in North America.

The E&I segment provides integrated engineering, design, construction and program and construction management services and executes environmental remediation solutions primarily to the U.S. government, state/local government agencies and private-sector clients worldwide. During the fourth quarter of fiscal year 2012, the consulting business that previously resided in our E&C segment, was incorporated into our E&I segment. The move of this business did not change the overall composition of the E&I segment, as it is not dissimilar to other consulting business already in the E&I segment. The transfer was also not material in relation to any previously filed segment reporting financial information. Therefore, the prior periods were not recasted to reflect this change.

The F&M segment provides integrated fabricated piping systems and services for new construction, site expansion and retrofit projects for power generating energy, chemical and petrochemical plants. We operate several pipe and steel fabrication facilities in the U.S. and abroad. We also operate two manufacturing facilities that provide pipe fittings for our pipe fabrication services operations, as well as to third parties. In addition, we operate several distribution centers in the U.S., which distribute our products to clients.

On August 31, 2012, we completed the E&C Sale. Remaining in the E&C segment as of November 30, 2012, are our obligations under an engineering, procurement and construction contract associated with a large ethylene plant in southeast Asia that is in a loss position and nearing completion. The total loss associated with this project estimated at completion was $189.6 million as of November 30, 2012. Also retained was the consulting business, which was incorporated into our E&I segment as discussed above.

The Investment in Westinghouse segment includes NEH’s Westinghouse Equity and the Westinghouse Bonds. Westinghouse serves the domestic and international nuclear electric power industry by supplying advanced nuclear plant designs and equipment, fuel and a wide range of other products and services to the owners and operators of nuclear power plants. Please see Note 6 — Investment in Westinghouse and Related Agreements, Note 7 — Equity Method Investments and Variable Interest Entities and Note 9 — Debt and Revolving Lines of Credit for additional information.

The Corporate segment includes corporate management and expenses associated with managing the overall company. These expenses include compensation and benefits of corporate management and staff, legal and professional fees and administrative and general expenses that are not directly associated with the other segments. Our Corporate assets primarily include cash, cash equivalents and short-term investments held by the corporate entities, property and equipment related to the corporate facility and certain information technology assets.

The following tables present certain financial information for our segments for the three months ended November 30, 2012 and November 30, 2011 (in millions except percentages):

	Three Months Ended
	2012	2011
Revenues:
Power	$383.8	$494.7
Plant Services	350.1	295.1
E&I	404.1	459.4
F&M	145.2	105.3
E&C	86.0	163.1
Corporate	—	—

Total revenues	$1,369.2	$1,517.6

Gross profit:
Power	$24.9	$27.0
Plant Services	30.9	23.0
E&I	33.6	37.7
F&M	25.8	16.5
E&C	(0.4)	15.3
Corporate	0.1	0.4

Total gross profit	$114.9	$119.9

Gross profit percentage:
Power	6.5%	5.5%
Plant Services	8.8	7.8
E&I	8.3	8.2
F&M	17.8	15.7
E&C	(0.5)	9.4
Corporate	NM	NM

Total gross profit percentage	8.4%	7.9%

Selling, general and administrative expenses:
Power	$10.4	$9.7
Plant Services	2.8	2.5
E&I	17.5	18.4
F&M	9.9	9.2
E&C	3.8	12.1
Investment in Westinghouse	0.1	0.2
Corporate	19.2	17.4

Total selling, general and administrative expense	$63.7	$69.5

Income (loss) before income taxes and earnings from unconsolidated entities:
Power	$14.6	$17.6
Plant Services	28.2	20.5
E&I	16.3	19.6
F&M	15.8	8.5
E&C	(4.8)	4.6
Investment in Westinghouse	57.8	14.6
Corporate	(18.2)	(17.0)

Total income (loss) before income taxes and earnings from unconsolidated entities	$109.7	$68.4

NM — Not Meaningful

Our segments’ assets were as follows (in millions):

	November 30, 2012	August 31, 2012
Assets
Power	$1,920.5	$2,009.0
Plant Services	379.8	346.5
E&I	1,145.6	1,129.6
F&M	684.5	695.4
E&C	565.4	586.7
Investment in Westinghouse	1,187.4	1,216.9
Corporate	213.6	245.9

Total segment assets	6,096.8	6,230.0

Elimination of investment in consolidated subsidiaries	(587.2)	(587.3)
Elimination of intercompany receivables	(717.0)	(635.2)
Income taxes not allocated to segments	—	—

Total consolidated assets	$4,792.6	$5,007.5

Major Clients

Revenues related to U.S. government agencies or entities owned by the U.S. government were approximately $279.9 million and $320.7 for the three months ended November 30, 2012 and 2011, respectively, representing approximately 20% and 21% of our total revenues, respectively.

Note 18 — Supplemental Cash Flow Information

Supplemental cash flow information for the three months ended November 30, 2012 and 2011 is presented below (in thousands):

	Three Months Ended
	2012	2011
Cash payments for:
Interest (net of capitalized interest)	$19,476	$20,100
Income taxes (net refunds)	$1,752	$(20,754)
Non-cash investing and financing activities:
Additions to property, plant, and equipment	$392	$2,135
Interest rate swap contract on JYP-denominated bonds, net of deferred tax of $2,707 and $2,979, respectively	$(4,288)	$(4,758)
Equity in unconsolidated entities’ other comprehensive income, net of deferred tax of $8,124 and $(3,957), respectively	$(12,868)	$6,321